UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Loews Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-2646102
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

667 Madison Avenue, New York, N.Y. 10065-8087
(Address of principal executive offices) (Zip Code)

Loews Corporation Stock Option Plan
(Full Title of the Plan)

Gary W. Garson
Senior Vice President, Secretary and General Counsel
Loews Corporation
667 Madison Avenue
New York, New York 10065-8087
(Name and Address of Agent for Service)

(212) 521-2000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	X	Accelerated filer	Non-accelerated filer	Smaller reporting company

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Stock, par
value $0.01 per share ¼	6,000,000	$39.62	$237,720,000	$27,243

(1)	Pursuant to Rule 416, this registration statement shall cover any additional securities to be offered or issued resulting from stock splits, stock dividends or any similar such transaction.
(2)	Pursuant to Rule 457(h)(1), computed on the basis of the average of the high and low prices per share of the Common Stock on July 31, 2012.

In 2000, the Registrant’s Board of Directors (the “Board”) adopted and its shareholders approved the Registrant’s 2000 Stock Option Plan (the “Stock Option Plan”).  On March 30, 2000, the Registrant filed a Registration Statement on Form S-8 (No. 333-33616) registering 6,000,000 split-adjusted shares of its common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Stock Option Plan.  In 2005, the Board adopted and the Registrant’s shareholders approved an amendment and restatement of the Stock Option Plan, which, among other things, increased the number of shares of Common Stock available for issuance thereunder to an aggregate of 12,000,000 split-adjusted shares.  On November 17, 2005, the Registrant filed a Registration Statement on Form S-8 (No. 333-129772) registering an additional 6,000,000 split-adjusted shares of Common Stock to be issued pursuant to the Stock Option Plan, as so amended and restated.  In 2012, the Board adopted and the Registrant’s shareholders approved a further amendment and restatement of the Stock Option Plan, which, among other things, increased the number of shares of Common Stock available for issuance thereunder to an aggregate of 18,000,000 split-adjusted shares.  The purpose of this Registration Statement is to register an additional 6,000,000 shares of Common Stock for issuance under the Stock Option Plan, as so amended and restated.  The contents of the Registrant's Registration Statements on Form S-8 (Reg. Nos. 333-33616 and 333-129772), which together registered an aggregate of 12,000,000 split-adjusted shares of Common Stock under the Stock Option Plan, are incorporated herein by reference, and superseded by the information included or incorporated by reference herein to the extent applicable.

Item 3.  Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

(c)	The Registrant’s Current Report on Form 8-K dated February 6, 2012;

(d)	The Registrant’s Current Report on Form 8-K dated April 30, 2012;

(e)	The Registrant’s Current Report on Form 8-K dated May 11, 2012;

(f)	The Registrant’s Current Report on Form 8-K dated July 30, 2012; and

(g)	The section entitled “Description of Common Stock” in Registrant’s Report on Form 8-A, filed with the Commission pursuant to the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

Gary W. Garson, Senior Vice President, Secretary and General Counsel of the Registrant, holds options and stock appreciation rights to acquire shares of Common Stock pursuant to the Stock Option Plan. Mr. Garson has provided the opinion attached hereto as Exhibit 5.1 regarding the legality of the Common Stock being registered pursuant to this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on August 1, 2012.

LOEWS CORPORATION

Dated:	August 1, 2012	By	/s/ Peter W. Keegan
(Peter W. Keegan, Senior Vice President and
Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated:	August 1, 2012	By	/s/ James S. Tisch
(James S. Tisch, President,
Chief Executive Officer and Director)

Dated:	August 1, 2012	By	/s/ Peter W. Keegan
(Peter W. Keegan, Senior Vice President and
Chief Financial Officer)

Dated:	August 1, 2012	By	/s/ Mark S. Schwartz
(Mark S. Schwartz, Controller)

Dated:	August 1, 2012	By	/s/ Lawrence S. Bacow
(Lawrence S. Bacow, Director)

Dated:	August 1, 2012	By	/s/ Ann E. Berman
(Ann E. Berman, Director)

Dated:	August 1, 2012	By	/s/ Joseph L. Bower
(Joseph L. Bower, Director)

Dated:	August 1, 2012	By	/s/ Charles M. Diker
(Charles M. Diker, Director)

Dated:		By
(Jacob A. Frenkel, Director)

Dated:	August 1, 2012	By	/s/ Paul J. Fribourg
(Paul J. Fribourg, Director)

Dated:	August 1, 2012	By	/s/ Walter L. Harris
(Walter L. Harris, Director)

Dated:		By
(Philip A. Laskawy, Director)

Dated:	August 1, 2012	By	/s/ Ken Miller
(Ken Miller, Director)

Dated:	August 1, 2012	By	/s/ Gloria R. Scott
(Gloria R. Scott, Director)

Dated:	August 1, 2012	By	/s/ Andrew H. Tisch
(Andrew H. Tisch, Director)

Dated:	August 1, 2012	By	/s/ Jonathan M. Tisch
(Jonathan M. Tisch, Director)

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Loews Corporation Stock Option Plan (1)

5.1	Opinion of Gary W. Garson, Esq.

23.1	Consent of Gary W. Garson, Esq. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

(1)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 26, 2012.